Exhibit 99.1

Royal Gold Reports Fiscal 2010 Third Quarter Results

•	Record quarterly royalty revenue of $35 million, a 68% increase year-over-year
•	Andacollo transaction completed
•	Acquisition of International Royalty Corporation completed
•	Gold reserves increased 22% to 78.4 million ounces; silver reserves increased 12%
to 1.3 billion ounces[1]

DENVER, COLORADO. MAY 6, 2010: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced record royalty revenue of $35 million for the third quarter of fiscal 2010 and a net loss attributable to Royal Gold stockholders of $5.8 million, or $0.13 per basic share.  This compares to royalty revenue of $20.8 million and net income of $4.1 million, or $0.12 per basic share, for the third quarter of fiscal 2009.  For the nine-month period ended March 31, 2010, royalty revenue was $95.9 million and net income attributable to Royal Gold stockholders was $11.0 million, or $0.26 per basic share.  This compares to royalty revenue of $51.5 million and net income of $31.3 million, or $0.92 per basic share, for the nine-month period ended March 31, 2009.

During the three and nine months ended March 31, 2010, the Company’s financial results included the pre-tax effects of severance and acquisition costs of approximately $16.9 million and $19.2 million, respectively, related to the Company's acquisition of International Royalty Corporation (“IRC”).  In addition, the Company took a tax charge of approximately $2.0 million associated with its intention to make a U.S. tax election to step-up the basis of the IRC assets.  The after tax effect of these IRC related costs on basic earnings per share was $0.33 and $0.39, during the three and nine months ended March 31, 2010, respectively.  Excluding the after tax effect of these items, net income would have been $8.9 million, or $0.20 per basic share for the fiscal third quarter and $27.1 million and $0.65 per basic share for the nine-month period.

Higher revenues for the third quarter were largely driven by increased year-over-year production at Cortez and Taparko, ramp up of production at Dolores and Peñasquito, higher year-over-year gold and copper prices, and approximately one month of royalty revenue from the producing properties acquired in the IRC transaction.  The gold price increased approximately 15.5%, with an average of $1,109 per ounce during the quarter, compared with $960 per ounce in the prior year quarter.  Gold royalty revenue accounted for 81% of total revenue for the third quarter of fiscal 2010.

1	Reserves subject to Royal Gold’s royalty interests.

Free cash flow2 for the current quarter was $13.7 million, representing 39% of revenues.  This was a decrease of 22% compared to free cash flow of $17.5 million or 84% of revenues for the prior year comparable quarter.  After adjusting for the IRC transaction costs of $16.9 million, free cash flow was $30.6 million, or 87% of revenues for the period.

Tony Jensen, President and CEO, commented, “This was a very successful quarter in the history of Royal Gold, having closed the Andacollo transaction in January and the IRC transaction in February.  Although our financials were impacted by IRC related costs, our portfolio of 33 revenue-producing royalties performed extremely well.  With the addition of Andacollo and IRC, we expect to see increased cash flow, enhanced asset diversification and outstanding growth potential for years to come.  The value of these transactions and strength of our existing portfolio is highlighted by a 22% increase in gold reserves subject to our royalty interests compared to the prior year-end estimate.”

RECENT DEVELOPMENTS

Updated Annual Reserves for Precious Metals

At the end of calendar 2009, total proven and probable precious metals reserves reported by the operators of the properties subject to the Company’s royalty interests include 78.4 million ounces of gold and 1.3 billion ounces of silver.  This reflects a gain of 22% or 14.1 million ounces of gold and 12% or 138.5 million ounces of silver over the prior calendar year-end.  The Company’s complete reserve and estimated production figures will be released in the next few weeks.

Acquisition of International Royalty Corporation Completed

On February 22, 2010, the Company completed the acquisition of IRC.  As a result of the transaction, IRC shareholders received, in aggregate: 1) cash consideration of C$313.6 million and US$49.1 million; 2) 5,234,086 common shares of Royal Gold; and 3) 1,806,649 exchangeable shares of a wholly-owned Canadian subsidiary of Royal Gold.  With the completion of the transaction, Royal Gold increased the number of properties subject to its royalty interests by 63% through the addition of 11 producing mines, 10 development stage properties, and 59 evaluation and exploration projects.  These additions have further diversified the Company’s revenue sources by adding assets in geopolitically attractive regions and expanded Royal Gold’s royalty ownership of world-class assets with significant revenue potential.

Andacollo Transaction Completed

In January 2010, the Company closed the Andacollo transaction with a subsidiary of Teck Resources Limited.  Total consideration for the transaction was approximately $218 million in cash and 1.2 million shares of Royal Gold common stock.  Royal Gold is entitled to  receive 75% of the gold produced from the sulfide portion of the Andacollo copper and gold deposit, located in Chile, until 910,000 payable ounces of gold have been sold, after which Royal Gold will be entitled to receive 50% of all future payable gold production from the property.  Gold will be produced as a by-product of copper production, with a gold recovery rate estimated by the operator to be approximately 61%.  Ore has been introduced into the mill and the first copper concentrates are scheduled to be shipped in early May.  Royal Gold expects to begin receiving royalty revenue from this initial concentrate shipment during the quarter ending June 30, 2010.  The operator expects full commercial production to be reached in the third calendar quarter of 2010.

2
The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if any, less non-controlling interests in operating income from consolidated subsidiaries (see Schedule A).

Term Loan Amended

On March 29, 2010, Royal Gold announced that it had amended its term loan facility (“Term Loan”) with HSBC Bank USA, National Association (“HSBC”). The Term Loan, funded in conjunction with the closing of the acquisition of IRC, was modified to include, among other items: 1) an increase in the principal balance available from $100 million to $130 million; 2) an extension of the final maturity date from 18 to 36 months from the initial funding date of February 17, 2010; 3) increases in the applicable LIBOR margin (currently set at 2.25%) by 0.50% every six months, commencing 18 months after the initial funding date until maturity; and 4) a reduction in the amortization rate from 10% of the initial funded amount per quarter to 5% of the fully funded principal amount per quarter.  The Bank of Nova Scotia (“Scotia”) joined the Term Loan as a “Lender” with a commitment of $50 million.  The additional Term Loan proceeds of $30 million were used to redeem the outstanding 5.5% senior secured debentures of IRC totaling C$30 million (approximately US$29.4 million) which were scheduled to mature on February 22, 2011.  In addition to the proposed changes to the Term Loan, HSBC and Scotia have amended certain provisions under the Company’s $125 million revolving credit facility to match those of the Term Loan.

PROPERTY HIGHLIGHTS

Highlights at the Company’s key producing and development properties are listed below:

Peñasquito - Goldcorp announced that the ramp up of the first sulfide processing line continues to progress well and Royal Gold is now receiving royalty revenue from this circuit.  Construction of the second sulfide processing line and the high pressure grinding roll circuit are on schedule for mechanical completion in the third and fourth quarter of this year, respectively.  Goldcorp reported that the project is expected to reach design production levels of 130,000 tonnes per day in early calendar 2011.

Cortez - Production at Cortez exceeded the operator’s estimated guidance due to sequencing of ore and higher grades within the Pipeline Complex.

Voisey’s Bay - The operation continued to produce nickel and copper on a partial schedule over the quarter.  The mine and mill are currently operating two weeks on and two weeks off, at just less than half of normal output, due to an ongoing labor strike involving a portion of the work force.

Mulatos - In March 31, 2010, Alamos announced a 17% increase in proven and probable reserves at Mulatos and plans to increase crusher throughput by up to 20% by the fourth quarter of calendar 2010.  A closed circuit crushing system was installed which is expected to improve recovery.

Dolores - Minefinders stated that ore production in Phase 2 of the mining sequence began in March.  Access to Phase 2 ore is expected to increase gold and silver production throughout calendar 2010 and 2011, due to higher grades.

Canadian Malartic - Osisko stated that construction of the mine and mill facilities are advancing well.  They estimate the project will be fully operational in the second quarter of calendar 2011, with average annual gold production of 630,000 ounces.

Pascua-Lama - Barrick stated that detailed engineering is approximately 95% complete.  They reported that the project is on track to enter production in the first quarter of calendar 2013, with average annual gold production expected to be 750,000 to 800,000 ounces in the first full five years of operation.

Wolverine - Construction of surface facilities and development of the underground mine commenced in 2009.  Yukon Zinc stated that ore processing is scheduled to begin in the second half of calendar 2010.

Third quarter fiscal 2010 production and revenue for the Company’s principal royalty interests are shown in Table 1.  For more detailed information about each of our royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests.  The Company owns royalties on 192 properties on six continents, including royalties on 33 producing mines and 23 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:
Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

Note: Management’s conference call reviewing the third quarter results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #50475129.  The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.  A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements that the addition of Andacollo and IRC royalty properties will provide Royal Gold with increased cash flow, enhanced asset diversification and outstanding growth potential for years to come, the Company expects to receive royalty revenue from the May concentrate shipments at Andacollo, the operator’s estimate that full commercial production at Andacollo is expected to be reached in the third quarter of calendar 2010, the operator’s estimate that completion and ramp up of the second sulfide line and high pressure grinding roll circuit at Peñasquito will be attained in the third and fourth calendar quarters of 2010, respectively, and that the project will reach design production levels of 130,000 tonnes per day in early calendar 2011, the operator’s estimate that crusher throughput at Mulatos will increase by up to 20% by the fourth quarter of calendar 2010, the operator’s estimate that access to Phase 2 ore at Dolores is expected to increase gold and silver production in calendar 2010 and 2011, the operator’s estimate that the operations at Canadian Malartic will be fully operational in the second quarter of calendar 2011 with an average annual gold production of 630,000 ounces, the operators’ estimate that production at Pascua-Lama will commence in the first calendar quarter of 2013 with average annual gold production of 750,000 to 800,000 ounces in the first full five years of operation, and the operator’s estimate that ore processing at the Wolverine mine is expected to commence in the second half of calendar 2010, and the operators’ estimates regarding production at the Company’s other royalty properties.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices, performance of and production at the Company's royalty properties, decisions and activities of the operators of the Company's royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, delays in the operators securing or their inability to secure necessary governmental permits, changes in operator’s project parameters as plans continue to be refined, economic and market conditions, possible liquidity and production problems at the Company’s royalty properties, the Company’s exercise of its rights under the Taparko Funding Agreement, buy-down rights at Malartic, litigation, the ability of the various operators to bring projects into production as expected, and other subsequent events, as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow:  The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  Free cash flow is a non-GAAP financial measure.  The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less non-controlling interests in operating income of consolidated subsidiaries.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A, attached to this press release for a GAAP reconciliation.

TABLE 1
Third Quarter Fiscal 2010
Royalty Production and Revenue for Principal Royalty Interests

				QUARTER ENDED MARCH 31, 2010		QUARTER ENDED MARCH 31, 2009
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production [1]	Royalty Revenue ($ Millions)	Reported Production [1]
Taparko	TB-GSR1 [2] TB-GSR2 [2]	High River	Gold	8.0	28,795 oz.	5.1	22,963 oz.
Cortez	GSR1 and GSR2 [3] GSR3 [3] NVR1 [3]	Barrick	Gold	7.2	99,144 oz.	3.8	63,956 oz.
Robinson [4]	3.0% NSR	Quadra	Gold Copper	3.4	23,978 oz. 28.0M lbs.	1.8	30,257 oz. 34.5M lbs.
Leeville	1.8% NSR	Newmont	Gold	2.4	117,722 oz.	1.7	106,767 oz.
Mulatos	1.0-5.0% NSR [5]	Alamos	Gold	2.3	41,600 oz.	1.9	41,871 oz.
Peñasquito	2.0% NSR	Goldcorp	Gold Silver Zinc Lead	1.8	25,254 oz. 1.7M oz. 14.4M lbs. 11.1 M. lbs.	0.4	12,027 oz. 0.6M oz. - -
Siguiri	0.00-1.875% NSR [6]	AngloGold Ashanti	Gold	1.5	72,811 oz.	1.3	79,836 oz.
Goldstrike	0.9% NSR	Barrick	Gold	1.1	99,740 oz.	1.1	136,733 oz.
Dolores	3.25% NSR (Au) 2.0% NSR (Ag)	Minefinders	Gold Silver	1.1	19,684 oz. 260,668 oz.	0.2 [7] -	14,169 oz. [7] -
Voisey’s Bay	2.7% NSR	Vale Inco	Nickel Copper	0.6	3.2M lbs. 1.3M lbs.	-[8]	-`[8]
Other Royalty Properties [9]	-	-	Various	5.6	N/A	3.5	N/A
Total Royalty Revenue				35.0		20.8

Footnotes follow on page 7.

FOOTNOTES

[1]
Reported production relates to the amount of metal sales that are subject to our royalty interests for the quarters ended March 31, 2010 and March 31, 2009, as reported to us by the operators of the mines.

[2]
Royalty percentages:  TB-GSR1 – 15.0%; TB-GSR2 – 4.3% when the average monthly gold price ranges between $385 and $430 per ounce.  Outside of this range, the royalty rate is calculated by dividing the average monthly gold price by 100 for gold prices above $430 per ounce (with a 10% cap), or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (e.g., a $900 per ounce gold price results in a rate of 900/100 = 9.0%).  Two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum project area, and a 0.75% GSR milling royalty (“TB-MR1”).  The TB-MR1 royalty applies to ore that is mined outside of the defined area of the Taparko-Bouroum project that is processed through the Taparko facilities up to a maximum of 1.1 million tons per year.  Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2 have ceased.  Both TB-GSR1 and TB-GSR2 continue until either production reaches 804,420 ounces of gold, or payments totaling $35 million under TB-GSR1 are received, whichever comes first.  As of March 31, 2010, Royal Gold has cumulatively recognized approximately $24.9 million in royalty revenue under TB-GSR1 that is attributable to cumulative production of approximately 171,000 ounces of gold.

[3]	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%.

[4]	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

[5]	The Company’s sliding-scale royalty is subject to a 2.0 million ounce cap on gold production. There has been approximately 548,000 ounces of cumulative production as of March 31, 2010.

[6]
The Company’s royalty is capped once payments of approximately $12.0 million have been received.  As of March 31, 2010, approximately $3.4 million remains unrecognized under the cap.  NSR sliding-scale schedule (price of gold per ounce - royalty rate as of 3/31/10): $0 to $495.71 – 0.00%; $495.72 to $566.54 – 0.625%; $566.55 to $601.94 – 0.875%; $601.95 to $637.35 – 1.125%; $637.36 to $672.76 – 1.50%; $672.77 and above – 1.875%.  The sliding-scale schedule is adjusted based on the average of the United States, Australian and Canadian Consumer Price Indices on an annual basis.  The most current rate available is reflected herein.

7	Royalty was acquired in October 2007 and production from the 1.25% royalty on goldcommenced during the fourth quarter of calendar 2008. The Company’s 2.0% NSR royaltyon gold and silver became effective on May 1, 2009, once commercial production was achieved.

FOOTNOTES (cont.)

[8]
The Voisey’s Bay royalty interest was acquired with the International Royalty Corporation transaction that closed on February 22, 2010.  Revenue and production figures reflect partial operation of the mine and mill due to a worker’s strike that began on August 1, 2009.

[9]
“Other” includes all of the Company’s non-principal producing royalties as of March 31, 2010 and 2009.  Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for either period.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	March 31,	June 30,
	2010	2009
ASSETS
Cash and equivalents	$53,650	$294,566
Royalty receivables	34,528	20,597
Income tax receivable	2,575	2,372
Deferred tax assets	163	166
Prepaid expenses and other	2,084	1,007
Total current assets	93,000	318,708

Royalty interests in mineral properties, net	1,467,484	455,966
Restricted cash – compensating balance	-	19,250
Inventory – restricted	10,470	10,622
Other assets	15,780	5,378
Total assets	$1,586,734	$809,924

LIABILITIES
Current portion of long-term debt	$26,000	$-
Accounts payable	4,025	2,403
Dividends payable	4,422	3,259
Other current liabilities	2,298	527
Total current liabilities	36,745	6,189

Long-term debt	229,000	-
Net deferred tax liabilities	155,142	23,371
Chilean loan facility	-	19,250
Other long-term liabilities	13,595	703
Total liabilities	434,482	49,513

Commitments and contingencies

EQUITY
Common stock, $.01 par value, authorized 100,000,000 shares; and outstanding 47,196,487 and 40,480,311 shares, respectively	472	405
Exchangeable shares, no par value, 1,806,649 and 0 shares issued, less 37,756 and 0 redeemed shares, respectively	-	-
Additional paid-in capital	1,077,207	702,407
Accumulated other comprehensive income (loss)	14	(80)
Accumulated earnings	46,326	46,709
Treasury stock, at cost (74,430 and 0 shares, respectively)	(3,557)	-
Total Royal Gold stockholders’ equity	1,120,462	749,441
Non-controlling interests	31,790	10,970
Total equity	1,152,252	760,411
Total liabilities and equity	$1,586,734	$809,924

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited, in thousands except share data)

	For The Three Months Ended
	March 31,	March 31,
	2010	2009
Royalty revenues	$35,043	$20,797

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	1,894	1,154
General and administrative	3,444	1,812
Exploration and business development	988	732
Depreciation, depletion and amortization	13,002	9,960
Severance and acquisition related costs	16,946	-
Total costs and expenses	36,274	13,658

Operating income (loss)	(1,231)	7,139

Interest and other income	255	1,055
Interest and other expense	(1,210)	(246)
Income (loss) before income taxes	(2,186)	7,948

Income tax expense	(2,742)	(2,534)
Net income (loss)	(4,928)	5,414
Less: Net income attributable to non-controlling interests	(826)	(1,272)
Net income (loss) attributable to Royal Gold stockholders	$(5,754)	$4,142

Net income (loss)	$(4,928)	$5,414
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	(54)	(24)
Comprehensive income (loss)	$(4,982)	$5,390
Comprehensive income attributable to non-controlling interests	(826)	(1,272)
Comprehensive income (loss) attributable to Royal Gold stockholders	$(5,808)	$4,118

Net income (loss) per share attributable to Royal Gold stockholders:

Basic earnings (loss) per share	$(0.13)	$0.12
Basic weighted average shares outstanding	44,976,419	34,008,758
Diluted earnings (loss) per share	$(0.13)	$0.12
Diluted weighted average shares outstanding	44,976,419	34,447,169
Cash dividends declared per common share	$0.09	$0.08

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	For The Nine Months Ended
	March 31,	March 31,
	2010	2009
Royalty revenues	$95,895	$51,499

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	4,733	2,615
General and administrative	8,611	5,604
Exploration and business development	2,487	2,369
Depreciation, depletion and amortization	36,180	22,921
Severance and acquisition related costs	19,161	-
Total costs and expenses	71,172	33,509

Operating income	24,723	17,990

Gain on royalty restructuring	-	31,500
Interest and other income	2,158	2,038
Interest and other expense	(1,730)	(769)
Income before income taxes	25,151	50,759

Income tax expense	(10,606)	(17,660)
Net income	14,545	33,099
Less: Net income attributable to non-controlling interests	(3,558)	(1,810)
Net income attributable to Royal Gold stockholders	$10,987	$31,289

Net income	$14,545	$33,099
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	93	(97)
Comprehensive income	$14,638	$33,002
Comprehensive income attributable to non-controlling interests	(3,558)	(1,810)
Comprehensive income attributable to Royal Gold stockholders	$11,080	$31,192

Net income per share attributable to Royal Gold stockholders:

Basic earnings per share	$0.26	$0.92
Basic weighted average shares outstanding	41,825,974	33,965,171
Diluted earnings per share	$0.26	$0.91
Diluted weighted average shares outstanding	42,118,943	34,402,551
Cash dividends declared per common share	$0.26	$0.23

ROYAL GOLD, INC.
Consolidated Statement of Cash Flows
(Unaudited, in thousands)

	For The Nine Months Ended
	March 31,	March 31,
	2010	2009
Cash flows from operating activities:
Net income	$14,545	$33,099
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	36,180	22,921
Gain on distribution to non-controlling interest	(1,942)	(1,016)
Deferred tax benefit	(5,205)	(2,072)
Non-cash employee stock compensation expense	5,636	2,225
Gain on royalty restructuring	-	(31,500)
Tax benefit of stock-based compensation exercises	(878)	(289)
Other	371	-
Changes in assets and liabilities:
Royalty receivables	(13,219)	(1,961)
Prepaid expenses and other assets	2,940	(857)
Accounts payable	(8,737)	1,500
Income taxes (receivable) payable	(1,675)	190
Other	(673)	(835)
Net cash provided by operating activities	$27,343	$21,405

Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	(217,942)	(186,110)
Acquisition of International Royalty Corporation, net of cash acquired	(270,233)	-
Proceeds from royalty restructuring	-	31,500
Change in restricted cash – compensating balance	19,250	(3,500)
Proceeds on sale of Inventory - restricted	3,442	2,660
Deferred acquisition costs	(413)	(967)
Other	(85)	(97)
Net cash used in investing activities	$(465,981)	$(156,514)

Cash flows from financing activities:
Borrowings from credit facilities	255,000	-
Tax benefit of stock-based compensation exercises	878	289
(Prepayment of) borrowings under Chilean loan facility	(19,250)	3,500
Common stock dividends	(10,206)	(7,504)
Repayment of debenture	(29,513)	-
Proceeds from foreign exchange contract	4,101	-
Distribution to non-controlling interests	(3,442)	(2,660)
Proceeds from issuance of common stock	1,471	772
Debt issuance costs	(1,319)	(785)
Other	2	-
Net cash provided by (used in) financing activities	$197,722	$(6,388)

Net decrease in cash and equivalents	(240,916)	(141,497)

Cash and equivalents at beginning of period	294,566	192,035

Cash and equivalents at end of period	$53,650	$50,538

Non-cash investing and financing activities:
Acquisition of International Royalty Corporation	$(309,863)	$-
Acquisition of royalty interests in mineral properties	$(53,428)	$-
Treasury stock	$(3,557)	$-

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations.  Below is the reconciliation to operating income:

Royal Gold, Inc.
Free Cash Flow Reconciliation

	For the Three Months Ended
	March 31,
	(Unaudited, in thousands)
	2010	2009

Operating (loss) income	$(1,231)	$7,139
Depreciation, depletion and amortization	13,002	9,960
Non-cash employee stock compensation	2,549	674
Non-controlling interests in operating income of consolidated subsidiaries	(625)	(256)
Free cash flow	$13,695	$17,517

	For the Nine Months Ended
	March 31,
	(Unaudited, in thousands)
	2010	2009

Operating income	$24,723	$17,990
Depreciation, depletion and amortization	36,180	22,921
Non-cash employee stock compensation	5,636	2,225
Non-controlling interests in operating income of consolidated subsidiaries	(1,617)	(794)
Free cash flow	$64,923	$42,342